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PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202853

Subject to completion
Preliminary prospectus supplement dated September 8, 2016

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement
(To Prospectus dated June 8, 2015)

6,500,000 shares

PDC Energy, Inc.

Common stock

We are selling 6,500,000 shares of our common stock.

Our shares trade on the NASDAQ Global Select Market under the symbol "PDCE." On September 7, 2016, the last sale price of the shares as reported on the NASDAQ Global Select Market was $65.25 per share.

Concurrently with this offering, and subject to market conditions, we are making a public offering of $100 million principal amount of convertible notes due 2021 (the "convertible notes") pursuant to a separate prospectus supplement (which offering will include a 30-day option granted to the underwriters to purchase up to an additional $15 million of convertible notes), which we refer to as the concurrent convertible notes offering. We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms it will be completed. The offering of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of the concurrent convertible notes offering, and the concurrent convertible notes offering is not contingent upon the closing of the offering of shares of our common stock hereunder.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent convertible notes offering, cash on hand and/or the net proceeds from borrowings or issuance of indebtedness, to finance the acquisition of an aggregate of approximately 57,000 net acres in Reeves and Culberson Counties, Texas, for aggregate consideration to the sellers (in the form of cash and our common stock) of approximately $1.5 billion, subject to certain adjustments, and to pay related fees and expenses, as described in this prospectus supplement.

Investing in the common stock involves risks including those described in the "Risk factors" section beginning on page S-14 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional 975,000 shares from us, at the price per share set forth above, for 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                  , 2016.

J.P. Morgan

The date of this prospectus supplement is              , 2016

*      Subject to consummation of the Delaware Basin Acquisition as described in this preliminary prospectus supplement.

Prospectus supplement

Prospectus

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About this prospectus supplement and the accompanying prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and certain other matters relating to our business. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus as well as the additional information described under "Incorporation of certain information by reference" on page S-42 of this prospectus supplement before investing in our common stock. Also see "Special note regarding forward-looking statements" on page S-iii of this prospectus supplement.

We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision.

Unless otherwise stated or the context otherwise requires, information in this prospectus supplement assumes completion of the concurrent convertible notes offering described herein and that the underwriters for this offering of our common stock will not exercise their over-allotment option to purchase additional shares of our common stock and the underwriters for the concurrent convertible notes offering will not exercise their over-allotment option to purchase additional convertible notes. In addition, unless otherwise stated or the context otherwise requires, the information in this prospectus supplement does not give effect to the Delaware Basin Acquisition or the Proposed Debt Financings (each as defined below).

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement to the "Company," "PDC," "PDC Energy," "we," "us," or "our" are to PDC Energy, Inc., and its consolidated subsidiaries, including our proportionate share of the financial position, results of operations, cash flows and operating activities of our affiliated partnerships and, for periods prior to its disposition in October 2014, PDC Mountaineer, LLC ("PDCM"), a joint venture owned 50% each by PDC and Lime Rock Partners, LP.

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Special note regarding forward-looking statements

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, will, intends, plans, believes, seeks, estimates, projects, targets, aims and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: the closing of the Delaware Basin Acquisition (as defined below), the timing of such closing, the expected benefits of that acquisition, including in terms of drilling locations, growth and rates of return, and the financing for the acquisition; estimated future production (including the components of such production), sales, expenses, cash flows, liquidity and balance sheet attributes; estimated crude oil, natural gas and natural gas liquids ("NGLs") reserves; the impact of prolonged depressed commodity prices including potentially reduced production and associated cash flow; anticipated 2016 capital projects, expenditures and opportunities; expected 2016 capital budget allocations; our operational flexibility and ability to revise our 2016 development plan; availability of sufficient funding and liquidity for our capital program and sources of that funding; future exploration, drilling and development activities, including non-operated activity, the number of drilling rigs we expect to run during 2016, number of locations and lateral lengths; opportunity in the Utica Shale to add reserves in a more favorable price environment; capital efficiencies; future horizontal drilling locations that are economically producible at certain commodity prices and costs; and our future strategies, plans and objectives.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this prospectus supplement reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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our ability to consummate the Delaware Basin Acquisition and to realize the expected benefits from the properties being acquired;

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the impact of title and environmental defects and other matters relating to the value of the properties we are acquiring in the Delaware Basin Acquisition and any other acquisition;

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difficulties in integrating our operations as a result of any significant acquisitions, including the Delaware Basin Acquisition;

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changes in worldwide production volumes and demand, including economic conditions that might impact demand;

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volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

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reductions in the borrowing base under our revolving credit facility;

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impact of governmental policies and/or regulations, including potential future ballot initiatives, changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

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declines in the value of our crude oil, natural gas and NGLs properties resulting in further impairments;

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changes in estimates of proved reserves;

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inaccuracy of reserve estimates and expected production rates;

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potential for production decline rates from our wells or wells we may acquire being greater than expected;

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timing and extent of our success in discovering, acquiring, developing and producing reserves;

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availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

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timing and receipt of necessary regulatory permits;

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risks incidental to the drilling and operation of crude oil and natural gas wells;

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future cash flows, liquidity and financial condition;

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competition within the oil and gas industry;

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availability and cost of capital;

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our success in marketing crude oil, natural gas and NGLs;

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effect of crude oil and natural gas derivatives activities;

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impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

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cost of pending or future litigation;

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effect that acquisitions we may pursue have on our capital expenditures;

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our ability to retain or attract senior management and key technical employees; and

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success of strategic plans, expectations and objectives for our future operations.

Furthermore, we urge you to carefully review and consider the cautionary statements and disclosures made in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks and uncertainties that could affect our business, financial condition, results of operations and cash flows as discussed in "Risk factors" beginning on page S-14 of this prospectus supplement and the "Risk factors" section of our Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 10-K") and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (the "2016 2Q 10-Q"). We caution you not to place undue reliance on forward-looking statements, which speak only as of the respective dates on which they were made. We undertake no obligation to update any forward-looking statements in order to reflect

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any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Prospectus supplement summary

This summary provides a brief overview of us and the key aspects of this offering. This summary does not contain all of the information that may be important to you. For a more complete understanding, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information presented under the headings "Risk factors" and "Special note regarding forward-looking statements," and the documents incorporated by reference.

PDC Energy, Inc.

Our company

We are a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Utica Shale in southeastern Ohio. Upon completion of the acquisition described in "—Recent developments—Delaware Basin Acquisition," we will also conduct those activities in the Delaware Basin portion of the Permian Basin region in Texas. As of June 30, 2016, we owned an interest in approximately 3,000 gross producing wells in Colorado, of which approximately 750 were horizontal. We produced 9.8 million barrels of oil equivalent ("MMBoe") in the six months ended June 30, 2016, representing an increase of 56% over the six months ended June 30, 2015.

As of December 31, 2015, we had approximately 273 MMBoe of proved reserves, 26% of which are proved developed. Proved reserves at December 31, 2015 were comprised of approximately 60% liquids and 40% natural gas, and represent an increase of 23 MMBoe relative to December 31, 2014.

Recent increases in our production and estimated proved reserves are primarily attributable to our successful horizontal Niobrara and Codell drilling programs in the Wattenberg Field. During the six months ended June 30, 2016, we spud 76 horizontal wells and turned-in-line 81 horizontal wells in the Wattenberg Field. We also participated in 24 gross, 6.5 net, horizontal non-operated wells that were spud in the field and 12 gross, 3.2 net, horizontal non-operated wells that were turned-in-line. Future development of the field provides the opportunity to add further proved, probable and possible reserves to our portfolio through continued delineation and downspacing of the horizontal Niobrara and Codell formations.

Our long-term business strategy focuses on generating shareholder value through the development, acquisition and exploration of crude oil and natural gas properties. Our strategy is designed to use our expertise, inventory of attractive drilling opportunities and operational flexibility to grow production and cash flows while preserving balance sheet strength and liquidity. As of the date of this prospectus supplement and including expected production from the Delaware Basin Acquisition, we expect our production for 2016 to be near the upper end of our previously-announced range of 21.0 MMBoe to 22.0 MMBoe. In addition, as of the date of this prospectus supplement and excluding capital expenditures related to the Delaware Basin Acquisition, we expect our capital expenditures for the year will be between $400 million and $420 million.

Recent developments

Delaware basin acquisition.    On August 23, 2016, we entered into acquisition agreements (the "Acquisition Agreements") with Kimmeridge Energy Management Company GP, LLC and certain of its affiliates and investors (collectively, "Sellers") pursuant to which we agreed to acquire an aggregate of approximately 57,000 net acres in Reeves and Culberson Counties, Texas, located in the Delaware Basin portion of the

Permian Basin region (the "Delaware Basin Acquisition"). The aggregate consideration payable to Sellers at the closing of the Delaware Basin Acquisition is approximately $1.5 billion, consisting of approximately $915 million in cash and approximately 9.4 million shares of our common stock, valued at approximately $590 million prior to the execution of the Acquisition Agreements. Completion of the acquisition is subject to due diligence and certain customary closing conditions.

We believe that the Delaware Basin Acquisition satisfies all of our previously announced strategic acquisition criteria:

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Top-tier asset—The acreage to be acquired in the Delaware Basin Acquisition will provide us with a core position in the Delaware Basin portion of the Permian Basin region. The assets to be acquired in the Delaware Basin Acquisition are estimated to have produced approximately 4,900 net barrels of oil equivalent per day ("Boe/d") in the three months ended June 30, 2016, approximately 65% of which was comprised of oil and NGLs. Current net production from the properties to be acquired is estimated at approximately 7,000 Boe/d. Pro forma for the Delaware Basin Acquisition, we expect our company-wide production to average in excess of 71,000 Boe/d in December 2016. The assets to be acquired include 21 horizontal wells, with two additional wells currently in the completion and flowback phase. The assets also include scalable owned and operated midstream infrastructure including gas gathering systems and water handling systems. The water handling assets include pipelines, five salt water disposal wells, two water supply wells and related rights-of-way. We plan to operate two drilling rigs on the properties to be acquired by year-end 2016.

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Expanded inventory—We have identified 710 potential drilling locations on the assets to be acquired targeting the A, B and C zones of the Wolfcamp formation based on an assumed well density of four to twelve wells per section. In addition, we believe that it may be possible to increase well density and/or to target multiple additional zones, which could increase the number of drilling locations significantly. We also plan to pursue potential upside through drilling longer-lateral wells, completion enhancements, potential future bolt-on acquisitions, and potential acreage trades to further strengthen our leasehold position. Upon completion of the acquisition, we will operate virtually all of the properties and expect to have an average working interest in the properties to be acquired of approximately 93%.

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Portfolio optionality—The Delaware Basin Acquisition will also provide diversity to our portfolio by expanding our core operations outside of the Wattenberg Field. Completing the acquisition will allow us to opportunistically allocate capital between the Wattenberg Field and the Delaware Basin, both of which we believe to be among the premier oil and gas producing basins in the onshore United States in terms of rates of return and development potential.

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Corporate accretion—We believe the Delaware Basin Acquisition will provide us with a multi-year inventory of projects with attractive rates of return based on current strip commodity prices. By giving us a strategic entry into the Delaware Basin, together with our ability to transfer our expertise to the Delaware Basin, we believe the Delaware Basin Acquisition represents a significant step towards us becoming a top-tier mid-cap company.

The Acquisition Agreements allow us to conduct customary environmental and title due diligence, and provide that if qualifying defects are identified prior to closing, the purchase price may be adjusted, or the agreements may be terminated, in certain circumstances. We are currently engaged in the title and environmental diligence process. Subject to our right to be indemnified for certain liabilities for a limited period of time and for breaches of representations and warranties, we would assume substantially all liabilities associated with the acquired properties. The closing of the Delaware Basin Acquisition is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of us and the relevant Sellers (generally subject to a material adverse effect standard) and obtaining any necessary approvals under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Each Acquisition Agreement contains certain customary termination rights for each of us and a representative of the Sellers, including the right of either party to terminate in the event that the acquisition has not been completed by December 31, 2016.

Although there can be no assurance, we expect to close the Delaware Basin Acquisition in December 2016. A copy of each Acquisition Agreement, including a related form of Investment Agreement governing the terms of our issuance of common stock to the Sellers at the closing of the transaction, is included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 24, 2016, which is incorporated by reference into this prospectus supplement. The foregoing description of the Acquisition Agreements does not purport to be complete and is qualified in its entirety by reference to such exhibit. This offering is not conditioned upon the completion of the Delaware Basin Acquisition.

Commitment letter.    On August 23, 2016, in connection with the Acquisition Agreements, we entered into a commitment letter (the "Commitment Letter") with JPMorgan Chase Bank, N.A. regarding certain aspects of the financing of the Delaware Basin Acquisition. The Commitment Letter contemplates, among other things, (i) a senior unsecured bridge loan to us in an aggregate principal amount not to exceed $600 million, to be drawn, if at all, at the closing of the Delaware Basin Acquisition, (ii) a $250 million increase in the commitments under our existing revolving credit agreement (after giving effect to which the total commitments under our revolving credit agreement will be $700 million), and (iii) certain proposed amendments to our existing credit agreement. Including the bridge loan and the $250 million increase in commitments under the revolving credit agreement, our current liquidity position is approximately $1.4 billion. We expect to fund the cash consideration payable in the Delaware Basin Acquisition with cash on hand, the proceeds of this offering and the proceeds of the concurrent convertible notes offering and proposed debt financings described below under "—Financing transactions".

A copy of the Commitment Letter is included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 24, 2016, which is incorporated by reference into this prospectus supplement. A copy of the amendment to our revolving credit agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on September 8, 2016. The foregoing description of those documents does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Financing transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Delaware Basin Acquisition as follows:

Concurrent convertible notes offering.    Concurrently with this offering, and subject to market conditions, we are making a public offering of $100 million principal amount of convertible notes due 2021 (the "convertible notes") pursuant to a separate prospectus supplement (which offering will include a 30-day option granted to the underwriters to purchase up to an additional $15 million of convertible notes), which we refer to as the "concurrent convertible notes offering". The size of the concurrent convertible notes offering may be increased or decreased depending on market conditions, or we may decide not to undertake that offering. The convertible notes offering is not conditioned upon the completion of this offering, the Delaware Basin Acquisition or any of the Proposed Debt Financings described below. Accordingly, the convertible notes, if issued, will remain outstanding regardless of whether the Delaware Basin Acquisition or any of the Proposed Debt Financings are completed.

Proposed debt financings.    We currently intend to obtain or otherwise incur approximately $350 million of indebtedness to fund, in part, the Delaware Basin Acquisition, and pay related fees and expenses, which we refer to as the "Proposed Debt Financings." We do not include the concurrent convertible notes offering as part of the Proposed Debt Financings. We expect that the Proposed Debt Financings will include a private offering of new senior notes, that those notes will mature in 2024 and that the indenture governing those notes will contain covenants generally similar to those in the indenture governing our existing 7.75% senior notes due 2022 (the "existing senior notes"). The terms of those notes may differ materially from our current expectations. In addition, we may elect not to pursue such an offering at all. The Proposed Debt Financings may also include a combination of borrowings under our revolving credit facility and/or drawings under the bridge facility as described above under "Recent developments—Commitment Letter." Depending on the components of the Proposed Debt Financings ultimately chosen, the aggregate amount borrowed pursuant to those transactions may exceed $350 million.

We recently completed on September 6, 2016 an amendment to our revolving credit facility, which we refer to as the "Credit Facility Amendment." The amendment, among other things, amends the revolving credit facility so as to permit the completion of the Delaware Basin Acquisition and, effective upon closing of the acquisition, adjusts the interest rate payable on amounts borrowed under the facility and increases the aggregate commitments under the facility from $450.0 million to $700.0 million (with the borrowing base remaining at $700.0 million).

The completion of this offering is not contingent upon the completion of the concurrent convertible notes offering, the Proposed Debt Financings or the Delaware Basin Acquisition. Accordingly, if the Delaware Basin Acquisition or the other financing transactions do not occur, the shares of our common stock sold in this offering will remain outstanding, and we will have broad discretion for the use of proceeds from this offering.

In addition, if the Delaware Basin Acquisition is not consummated, we do not expect any debt under the Proposed Debt Financings to be outstanding, other than potentially the new senior notes. We expect that the terms of any new senior notes will contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date.

Lastly, we cannot give any assurance that the concurrent convertible notes offering or any of the Proposed Debt Financings will be completed for the amount of proceeds contemplated or at all. The foregoing description and any other information regarding the securities to be offered in the concurrent convertible notes offering or any other offering or transaction is included herein solely for informational purposes and does not purport to be complete. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy any securities offered in any other offering.

Our strengths and strategy

We believe that we benefit from the following strengths that will be enhanced by the Delaware Basin Acquisition. Our business strategy builds upon our strengths to enable us to focus on generating shareholder value through the development, acquisition and exploration of crude oil and natural gas properties:

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Multi-year project inventory in premier crude oil, natural gas and NGLs plays.  We have a significant operational presence in the Wattenberg Field, a key U.S. onshore basin, and have identified a substantial inventory of 791 gross proved undeveloped horizontal drilling locations and approximately 1,400 probable horizontal drilling locations in this play as of December 31, 2015. These location counts are based on wells expected to be drilled with an average lateral length of approximately 4,700 feet. Further, with our leaseholds in Ohio, we have the ability to pursue developmental drilling in the Utica Shale play if we are successful with our 2016 five-well drilling program. We believe that this inventory will allow us to continue to grow our reserves and production, and that, with respect to the Wattenberg Field in particular, the majority of our projects will generate attractive rates of return at current commodity price projections and our current projected cost structure. As discussed in "—Recent developments—Delaware Basin Acquisition," we believe that the Delaware Basin Acquisition will provide us with a significant increase in our inventory of horizontal drilling locations with attractive rates of return based on projected future commodity prices and costs. Pro forma for the Delaware Basin Acquisition, we will have approximately 2,860 gross potential drilling locations in the Wattenberg Field and Delaware Basin.

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Strong liquidity position.  Pro forma for (i) the Delaware Basin Acquisition, (ii) assumed gross proceeds from this offering equalling $400 million, (iii) assumed gross proceeds from the concurrent convertible notes offering equalling $100 million, (iv) fees associated with (but no borrowings under) the bridge loan contemplated in the Commitment Letter and other direct acquisition related costs and (v) the increased commitments contemplated in the Credit Facility Amendment, our total liquidity position at June 30, 2016 would have been approximately $344.8 million, comprised of $6.6 million of cash and cash equivalents and $338.2 million available for borrowing under the revolving credit facility. We intend to continue to protect our liquidity position through an active commodity derivative program, and have added derivative positions in connection with the Delaware Basin Acquisition (see "—Derivative program").

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Pro forma portfolio balanced across two premier U.S. onshore basins.  Upon the completion of the Delaware Basin Acquisition, the Company expects to have multiple years of attractive drilling opportunities in both the Wattenberg Field and the Delaware Basin. Completion of the acquisition will give the Company the ability to allocate capital between the two basins, which we expect will improve overall economic results and drive future production and reserve growth. Given the similarities between the Wattenberg Field and the Delaware Basin, we believe that we will be able to transfer our expertise in the Wattenberg Field to the Delaware Basin. This will involve execution of our asset integration plan, which consists of transferring our technological expertise to the Delaware Basin, beginning downspacing initiatives, testing various completion designs, successfully developing multiple benches, maintaining an intense focus on a reduced cost structure and utilizing existing personnel and retaining experienced staff. Additionally, we expect the increased geographical diversity of the pro forma portfolio to mitigate risks associated with our current focus in the Wattenberg Field as each basin will have its own operating and competitive dynamic in terms of commodity price markets, service cost areas and regulatory matters.

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Significant operational control in our core areas.  We have and expect to continue to have a substantial degree of operational control over our properties, including upon completion of the Delaware Basin Acquisition. In the Wattenberg Field, our operational control is attributable to our high working interest leasehold, large contiguous acreage blocks (which we expect to be enhanced as a result of our pending acreage swap with Noble Energy in the Wattenberg Field), and because substantially all of our Wattenberg Field leasehold position is held by production. As a result of successfully executing our strategy of acquiring largely concentrated acreage positions with a high working interest, we operate and manage approximately 87% of the wells in which we have an interest. Our control allows us to manage our drilling, production, operating and administrative costs and to leverage our technical expertise in our core operating areas. Our leaseholds that are held by production further enhance our operational control by providing us flexibility in selecting drilling locations based upon various operational criteria. We remain flexible in terms of rig activity and capital deployment due to short-term rig contracts and held-by-production acreage. As a result, we can adjust our drilling plans if commodity prices deteriorate in order to manage cash flows from operations relative to cash flows from investing activities. In the Delaware Basin, we also expect to have significant operational control in the properties to be acquired. These assets have an average working interest of approximately 93% and are nearly 100% operated. Additionally, we will own and operate midstream assets to be acquired in the Delaware Basin Acquisition, and believe this will allow for timely system expansion, well connects, water supply for completion operations and water disposal for reduced operating costs. Approximately 30% of the properties to be acquired are currently held by production. Execution of our expected development plan for the properties is not expected to result in any material lease expirations and we generally expect to be able to renew or re-lease individual properties if necessary.

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Utilizing technology to focus on efficiency.  We have a proven track record of continuing improvement in both costs and productivity of our existing well operations. Our teams are focused on multi-well pad drilling, extended laterals, increased frac stage density, enhanced frac design and drilling efficiencies. In 2016, we anticipate that more than 65% of our Wattenberg horizontal well spuds will be mid- or extended-reach laterals from approximately 6,500 to 10,000 feet in length. We are implementing plug-and-perf completions on all new wells and utilizing diverting agents as appropriate to provide a potential uplift to our new well production and are using a monobore drilling design to reduce drill times and well costs. In addition, we have recently tested higher sand proppant loading as well as slickwater completion designs, both of which are providing successful early results. We have completed wells at various densities in the Wattenberg Field ranging from 16 wells per section equivalent to 26 wells per section equivalent, providing added information on the reserves that can potentially be recovered. Finally, our drilling team has made great strides in increasing drilling efficiencies with average drill results increasing from approximately 1,250 feet drilled per day in 2014 to approximately 2,200 feet drilled per day in the first half of 2016. We believe that we can generate substantial value by leveraging and applying our operating experience in the Wattenberg Field and the Utica Shale to the properties to be acquired in the Delaware Basin Acquisition.

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Track record of reserve and production growth.  Our proved reserves have grown from 50 MMBoe at December 31, 2010, after adjusting for subsequent divestitures, to approximately 273 MMBoe at December 31, 2015, representing a compound annual growth rate ("CAGR") of 40%. During the same time period, our proved crude oil and NGL reserves grew at a CAGR of 42%. Our annual production from continuing operations grew from 3.3 MMBoe in 2010 to 15.4 MMBoe in 2015, representing a CAGR of 36%. Future development of the Wattenberg Field and the properties to be acquired in the Delaware Basin Acquisition are expected to provide the opportunity to add further proved, probable and possible reserves to our portfolio. Similarly, we believe the Utica Shale provides the opportunity for additional proved, probable and possible reserves in a more favorable crude oil and natural gas pricing environment. As a result of data generated from our downspacing testing in the Wattenberg Field, Ryder Scott Company, L.P. ("Ryder Scott"), our independent petroleum engineering consulting firm, has increased the density of our proved undeveloped ("PUD") locations, year-over-year, in the Niobrara formation. In general, at December 31, 2013, Niobrara PUD locations were booked at an equivalent density of six wells per section, at December 31, 2014, Niobrara PUD locations were booked at an equivalent density of eight wells per section and at December 31, 2015, Niobrara PUD locations are booked at the equivalent density of 16 wells per section; which approximates our current development plan.

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Derivative program.  We have hedged a portion of our short-term future exposure to commodity price fluctuations by entering into crude oil and natural gas collars, fixed-price swaps and basis protection swaps. While our derivative program limits the upside benefits we may otherwise receive during periods of higher commodity prices, the program helps protect our cash flows, borrowing base and liquidity during periods of depressed commodity prices. We strive to scale our overall hedging position to be appropriate relative to our current and expected level of indebtedness and consistent with our goals of preserving balance sheet strength and substantial liquidity as well as our internal price view. We have recently added derivative positions in light of the Delaware Basin Acquisition and expected financing transactions. As of September 1, 2016, we had hedge positions covering approximately 4.5 MMBbls and 3.0 MMBbls of 2017 and 2018 crude oil production, respectively. These hedges were at a weighted-average minimum price of $46.33 per Bbl and a weighted-average maximum price of $51.81 per Bbl in 2017 and at a weighted-average minimum price of $46.46 per Bbl and a weighted-average maximum price of $52.68 per Bbl in 2018. As of the same date, we had hedged approximately 35 Bcf and 47 Bcf of natural gas production for 2017 and 2018, respectively. These hedges were at a weighted-average minimum price of $3.47 per Mcf and a weighted-average maximum price of $3.59 per Mcf for 2017 and at a weighted-average minimum price of $2.84 per Mcf and a weighted-average maximum price of $2.86 per Mcf for 2018.

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Strong environmental health and safety compliance programs and community outreach.  We have focused on establishing effective environmental, health and safety programs that are intended to help earn the trust and respect of regulatory agencies and public officials. We believe this is an important part of our strategy in competing in today's intensive regulatory and public debate climate. We are also dedicated to being an active and contributing member of the communities in which we operate. We share our success with these communities in various ways, including charitable giving and community event sponsorships.

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Strong management team and operational capabilities.  We have a strong and stable management team with over 100 years of combined experience in the energy industry. Our deep reservoir of operational talent is an essential tool as we continue to execute our long-term strategy. We believe that the strength of our operating team will be further enhanced by our retention of experienced personnel currently employed in operating the assets to be acquired in the Delaware Basin Acquisition. We believe that our team, together with the personnel joining us as a result of the Delaware Basin Acquisition, positions us well for execution of our strategic goals.

Corporate information

Our common stock is quoted on The NASDAQ Global Select Market under the symbol "PDCE."

Our principal executive offices are located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. Our telephone number is 303-860-5800.

We also maintain an internet website at www.pdce.com, which contains information about us. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

The offering

Issuer	PDC Energy, Inc., a Delaware corporation
Common stock offered(1)	6,500,000 shares
Common stock to be outstanding after this offering	53,638,624 shares
Option to purchase additional shares granted by us	Up to 975,000 shares
Use of proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $ million ($ million if the underwriters exercise their over-allotment option to purchase 975,000 additional shares of our common stock in full). We estimate that our net proceeds from our concurrent convertible notes offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering and the concurrent convertible notes offering to fund a portion of the cash purchase price for the Delaware Basin Acquisition and intend to use the remainder, if any, for general corporate purposes. If the Delaware Basin Acquisition is not completed for any reason, we intend to use the net proceeds from this offering and the concurrent convertible notes offering primarily for general corporate purposes. See "Use of proceeds." If the aggregate proceeds of this offering, the concurrent convertible notes offering and the Proposed Debt Financings exceed the amount necessary to fund the cash purchase price of the Delaware Basin Acquisition, we intend to use such excess proceeds for general corporate purposes.
Concurrent convertible notes offering
Concurrently with this offering of shares of our common stock, and subject to market conditions, we are offering $100 million aggregate principal amount of our convertible notes (or a total of $115 million aggregate principal amount if the underwriters in that offering exercise their over-allotment option to purchase additional convertible notes in full) in an underwritten public offering pursuant to a separate prospectus supplement.

We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms such concurrent convertible notes offering will be completed. The closing of this offering is not conditioned upon the closing of the concurrent convertible notes offering, and the closing of our concurrent convertible notes offering is not conditioned upon the closing of this offering. Neither offering is conditioned upon consummation of any of the Proposed Debt Financings or the Delaware Basin Acquisition. See "—Financing transactions" above for further information regarding our convertible notes and other proposed financing transactions.
The NASDAQ Global Select Market symbol	PDCE
Dividend policy
We have not paid dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. In addition, our revolving credit facility and the indenture governing our existing senior notes limit our ability to pay dividends and make other distributions on our common stock.
Risk factors
An investment in our common stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled "Risk factors" beginning on page S-14 of this prospectus supplement and the "Risk factors" section of the 2015 10-K and the 2016 2Q 10-Q.

(1)    See "Description of capital stock" on page S-26 of this prospectus supplement for additional information regarding the common stock to be issued in this offering.

The information above regarding the number of shares of our common stock outstanding is based on 47,138,624 shares of common stock outstanding as of June 30, 2016. The number of shares of our common stock outstanding as of that date does not include (x) 1,436,956 shares reserved for issuance under our equity compensation plans, of which 626,110 restricted shares have been granted and are subject to issuance in the future based on the satisfaction of certain time-based or market-based vesting criteria established pursuant to the respective awards or (y) any shares reserved for issuance upon conversion of the convertible notes issued in the concurrent convertible notes offering. In addition, as of June 30, 2016, we had 270,309 stock appreciation rights outstanding. Furthermore, we will issue approximately 9.4 million shares of our common stock in connection with the Delaware Basin Acquisition, see "—Recent Developments—Delaware Basin Acquisition" above. As of September 6, 2016, the number of shares of our common stock outstanding was 47,169,690.

Summary financial information

The following table sets forth our summary financial data. The summary financial data for the years ended December 31, 2015, 2014 and 2013 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in the 2015 10-K. The summary financial data for the six months ended June 30, 2016 and 2015 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in the 2016 2Q 10-Q. The unaudited condensed consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X of the SEC. In the opinion of our management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2015 10-K and the 2016 2Q 10-Q and our historical consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six months ended/ As of June 30,		Year ended/ As of December 31,
	2016	2015	2015	2014	2013

	(dollars in millions, except per share data as noted)
Statement of Operations:
Crude oil, natural gas and NGLs sales(1)	$186.2	$171.0	$378.7	$471.4	$340.8
Commodity price risk management gain (loss), net(1)	(81.7)	17.6	203.2	310.3	(23.9)
Total revenues(1)	110.9	195.6	595.3	856.2	392.7
Income (loss) from continuing operations	(167.0)	(29.8)	(68.3)	107.3	(21.1)
Income (loss) from discontinued operations, net of tax	—	—	—	48.2	(1.2)
Earnings (loss) per share attributable to shareholders:
Net income (loss) from continuing operations—basic	$(3.78)	$(0.78)	$(1.74)	$3.00	$(0.65)
Net income (loss) from discontinued operations—basic	—	—	—	1.34	(0.04)
Net income (loss) from continuing operations—diluted	(3.78)	(0.78)	(1.74)	2.93	(0.65)
Net income (loss) from discontinued operations—diluted	—	—	—	1.31	(0.04)
Statement of Cash Flows:
Net cash provided by operating activities	$197.8	$146.5	$411.1	$236.7	$159.2
Capital expenditures	235.7	358.1	604.7	628.6	394.9
Acquisitions of crude oil and natural gas properties	—	—	—	—	9.7
Balance Sheet:
Total assets	$2,271.7	$2,383.0	$2,370.5	$2,331.1	$1,991.7
Working capital (deficit)	131.9	(23.0)	30.7	89.5	90.0
Total debt, net of unamortized discount and debt issuance costs	493.0	655.4	642.4	655.5	593.9
Total Equity	1,424.6	1,316.6	1,287.2	1,137.4	967.6

(1)    Amounts shown are from continuing operations.

Summary reserve information

The table below sets forth information regarding our estimated proved reserves as of December 31, 2015, 2014 and 2013 based on estimates made in reserve reports prepared by Ryder Scott. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. Neither PV-10 nor the standardized measure is intended to represent the current market value of the reserves.

Prices used to estimate future gross revenues and production and development costs were based on a 12-month average price calculated as the unweighted arithmetic average price on the first day of each month, January through December. Prices were not adjusted to reflect the value of our commodity hedges. Prices relating to production and development costs were estimated as of December 31 for each of the years presented; costs do not include non-property related expenses such as corporate general and administrative expenses, debt service, or depreciation, depletion and amortization expense. The standardized measure of discounted future net cash flows represents the present value of estimated future net cash flows discounted at a rate of 10% per annum to reflect the timing of future cash flows. The difference between PV-10 and standardized measure is the present value of estimated future income tax discounted at 10%.

	As of December 31,
	2015	2014	2013(3)

Proved reserves
Crude oil and condensate (MMBbls)	99	101	94
Natural gas (Bcf)	661	537	740
NGLs (MMBbls)	64	60	49
Total proved reserves (MMBoe)	273	250	266
Proved developed reserves (MMBoe)	70	75	76
Estimated future net cash flows (in millions)(1)	$2,259	$4,938	$4,323
PV-10 (in millions)(2)	$1,338	$3,450	$2,704
Standardized measure (in millions)	$1,097	$2,306	$1,782

(1)    Amount represents undiscounted pre-tax future net cash flows estimated by Ryder Scott of approximately $2.8 billion, $7.3 billion and $6.4 billion as of December 31, 2015, 2014 and 2013, respectively, less an internally-estimated future income tax expense of approximately $0.5 billion, $2.3 billion and $2.1 billion, respectively.

(2)    PV-10 is a non-U.S. GAAP financial measure. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with U.S. GAAP, but rather should be considered in addition to the standardized measure.

(3)    Includes estimated reserve data related to PDCM's Marcellus Shale crude oil and natural gas properties, which were divested in October 2014.

Summary operating information

The following table sets forth summary operating information from continuing operations for the years ended December 31, 2015, 2014 and 2013 and the six months ended June 30, 2016 and 2015.

				Year ended December 31,
	Six months ended June 30,
							Percent change
			Percentage change
	2016	2015		2015	2014	2013	2015 - 2014	2014 - 2013

	(dollars in millions, except per unit data)
Production(1)
Crude oil (MBbls)	3,900.4	2,888.1	35.1%	6,983.8	4,321.9	2,909.7	61.6%	48.5%
Natural gas (MMcf)	23,350.8	13,848.1	68.6%	33,301.7	19,298.0	15,431.2	72.6%	25.1%
NGLs (MBbls)	1,974.7	1,065.5	85.3%	2,835.3	1,756.2	1,043.2	61.4%	68.3%
Crude oil equivalent (MBoe)(2)	9,766.8	6,261.7	56.0%	15,369.4	9,294.4	6,524.7	65.4%	42.4%
Average MBoe per day	53.7	34.6	56.0%	42.1	25.5	17.9	65.4%	42.4%
Crude Oil, Natural Gas and NGLs Sales
Crude oil	$134.4	$128.4	4.7%	$280.3	$348.6	$261.6	(19.6)%	33.3%
Natural gas	32.3	30.6	5.6%	68.0	74.7	50.0	(9.0)%	49.4%
NGLs	19.5	12.0	62.5%	30.4	48.1	29.2	(36.8)%	64.7%

Total crude oil, natural gas and NGLs sales	$186.2	$171.0	8.9%	$378.7	$471.4	$340.8	(19.7)%	38.3%

Net Settlements on Derivatives(3)
Crude oil	$92.0	$12.8	12.6%	$208.9	$2.3	$(3.1)	*	*
Natural gas	28.1	81.7	119.5%	30.0	(3.1)	14.3	*	*

Total net settlements on derivatives	$120.1	$94.5	27.1%	$238.9	$(0.8)	$11.2	*	*

Average Sales Price (excluding net settlements on derivatives)
Crude oil (per Bbl)	$34.46	$44.47	(22.5)%	$40.14	$80.67	$89.92	(50.2)%	(10.3)%
Natural gas (per Mcf)	1.38	2.21	(37.6)%	2.04	3.87	3.24	(47.3)%	19.4%
NGLs (per Bbl)	9.89	11.23	(11.9)%	10.72	27.39	27.97	(60.9)%	(2.1)%
Crude oil equivalent (per Boe)	19.07	27.32	(30.2)%	24.64	50.72	52.23	(51.4)%	(2.9)%
Average Lease Operating Expenses (per Boe)(4)
Wattenberg Field	$3.00	$4.80	(37.5)%	$3.78	$4.82	$4.68	(21.6)%	3.0%
Utica Shale	2.28	1.67	36.5%	2.79	1.87	2.63	49.2%	(28.9)%
Other	—	—	*	—	3.19	14.81	*	(78.5)%
Weighted-average	2.97	4.52	(34.3)%	3.71	4.56	5.18	(18.6)%	(12.0)%
Natural Gas Marketing Contribution Margin(5)	$(0.6)	$(0.3)	(100.0)%	$(0.8)	$(0.4)	$(0.3)	(100.0)%	(33.3)%
Other Costs and Expenses
Production taxes	$10.1	$7.7	30.8%	$18.4	$25.6	$21.8	(28.0)%	17.7%
Transportation, gathering and processing expenses	8.5	2.6	221.5%	10.2	4.6	5.2	121.1%	(10.9)%
Exploration expense	0.4	0.6	(33.3)%	1.1	0.9	6.3	16.4%	(85.0)%
Impairment of crude oil and natural gas properties	5.2	7.2	(27.9)%	161.6	166.8	52.9	(3.1)%	215.6%
General and administrative expense	46.4	41.8	11.0%	90.0	123.6	63.7	(27.2)%	93.9%
Depreciation, depletion and amortization	204.4	125.9	62.3%	303.3	192.5	115.6	57.5%	66.5%
Interest expense	$22.6	$23.3	(3.1)%	$47.6	$47.8	$50.1	(0.6)%	(4.6)%

Amounts may not recalculate due to rounding.

(1)    Production is net and determined by multiplying the gross production volume of properties in which we have an interest by our ownership percentage.

(2)    One Bbl of crude oil or NGL equals six Mcf of natural gas.

(3)    Represents net settlements on derivatives related to crude oil and natural gas sales, which do not include net settlements on derivatives related to natural gas marketing.

(4)   Represents lease operating expenses, exclusive of production taxes, on a per unit basis.

(5)    Represents sales from natural gas marketing, net of costs of natural gas marketing, including net settlements and net change in fair value of unsettled derivatives related to natural gas marketing activities.

Risk factors

An investment in the securities offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors included in the 2015 10-K and 2Q 2016 10-Q and any subsequently filed reports, before making an investment decision. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in the securities. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled "Special note regarding forward-looking statements" in this prospectus supplement.

Risks relating to the Delaware Basin Acquisition

If completed, the Delaware Basin Acquisition may not achieve its intended results and may result in us assuming unanticipated liabilities. To date, we have conducted only limited diligence regarding the assets and liabilities we would assume in the transaction.

We entered into the Acquisition Agreements with the expectation that the Delaware Basin Acquisition would result in various benefits, growth opportunities and synergies. Achieving the anticipated benefits of the transaction is subject to a number of risks and uncertainties. For example, under the Acquisition Agreements, we have the opportunity to conduct customary environmental and title due diligence following the execution of the agreements, but our diligence efforts to date have been limited. As a result, we may discover title defects or adverse environmental or other conditions of which we are currently unaware. Environmental, title and other problems could reduce the value of the properties to us, and, depending on the circumstances, we could have limited or no recourse to the Sellers with respect to those problems. We would assume substantially all of the liabilities associated with the acquired properties and would be entitled to indemnification in connection with those liabilities in only limited circumstances and in limited amounts. We cannot assure you that such potential remedies will be adequate for any liabilities we incur, and such liabilities could be significant. In addition, certain of the properties to be acquired are subject to consents to assign and preference rights. If all applicable waivers cannot be obtained, we may not be able to acquire certain properties as originally contemplated and our expected benefits of the acquisition may be adversely affected. Further, the Acquisition Agreements allow the Sellers to include a specified amount of additional leases in the transaction, which would increase the purchase price. Also, it is uncertain whether our existing operations and the acquired properties and assets can be integrated in an efficient and effective manner.

As with other acquisitions, the success of the Delaware Basin Acquisition depends on, among other things, the accuracy of our assessment of the reserves and drilling locations associated with the acquired properties, future oil, NGL and natural gas prices and operating costs and various other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price for the acquisition from the sale of production from the property or recognize an acceptable return from such sales. See "—Risks Related to Our Business and the Industry—Acquisitions of properties are subject to the uncertainties of evaluating recoverable reserves and potential liabilities, including environmental uncertainties" in our 2015 10-K. Although the properties to be acquired are subject to many of the risks and uncertainties to which our business and operations are subject, risks associated with the Delaware Basin Acquisition in particular include those associated with our ability to operate efficiently in an area where we have no current operations, the significant size of the transaction relative to our existing operations, the fact that a substantial majority of the properties to be acquired are undeveloped and the additional indebtedness we expect to incur in connection with the acquisition. In addition, we expect that pursuing our future development plans for the properties to be acquired will require capital in excess of our projected cash flow from operations for some period of time beginning in 2017, which may increase our need for external financing.

In addition, the integration of operations following the Delaware Basin Acquisition will require the attention of our management and other personnel, which may distract their attention from our day-to-day business and operations and prevent us from realizing benefits from other opportunities. Completing the integration process may be more expensive than anticipated, and we cannot assure you that we will be able to effect the integration of these operations smoothly or efficiently or that the anticipated benefits of the transaction will be achieved.

The reserves, production and drilling locations estimates with respect to the properties to be acquired in the Delaware Basin Acquisition may differ materially from the actual amounts.

The reserves, production and drilling locations estimates with respect to the properties to be acquired in the Delaware Basin Acquisition are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Such analysis is based, in significant part, on data provided by the Sellers. We cannot assure you that these estimates are accurate. After such data is further reviewed by us and our independent engineers, the actual reserves, production and number of viable drilling locations may differ materially from the amounts indicated in this prospectus supplement.

We will incur significant transaction-related costs in connection with the Delaware Basin Acquisition and the related financing transactions.

We expect to incur a number of significant transaction-related costs associated with the Delaware Basin Acquisition and the related financing transactions. We continue to assess the magnitude of these costs and additional unanticipated costs, including costs incurred in the integration of the properties to be acquired, which may be significant.

Failure to complete the Delaware Basin Acquisition could negatively affect our stock price as well as our business and financial results.

If the Delaware Basin Acquisition is not completed, we will be subject to a number of risks, including but not limited to the following:

•
We must pay costs related to the acquisition including, among others, legal, accounting and financial advisory fees, whether the acquisition is completed or not.

•
In some circumstances set forth in the Acquisition Agreements, we could be required to forfeit the $100 million aggregate deposit we made at the time the agreements were executed.

•
We may experience negative reactions from the financial markets.

•
We could be subject to litigation related to the failure to complete the acquisition.

Each of these factors may adversely affect our business, financial results and stock price. This offering is not conditioned upon the consummation of the acquisition. As a result, if the acquisition is not consummated, holders of our common stock would be exposed to the risks described above and various other risks, including our inability to use the proceeds from this offering effectively and the additional dilution we would have incurred by issuing additional shares of our common stock in this offering.

Risks relating to the offering and our common stock

The price of our common stock has been and may continue to be highly volatile, which may make it difficult for shareholders to sell our common stock when desired or at attractive prices.

The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. Adverse events, including, among others:

•
changes in production volumes, worldwide demand and prices for crude oil and natural gas;

•
changes in market prices of crude oil and natural gas;

•
inability to hedge future production at the same pricing level as our current hedges;

•
changes in securities analysts' estimates of our financial performance;

•
fluctuations in stock market prices and volumes, particularly among securities of energy companies;

•
changes in market valuations of similar companies;

•
changes in interest rates;

•
announcements regarding adverse timing or lack of success in discovering, acquiring, developing and producing crude oil and natural gas resources;

•
announcements by us or our competitors of significant contracts, new acquisitions, discoveries, commercial relationships, joint ventures or capital commitments;

•
decreases in the amount of capital available to us, including as a result of borrowing base reductions and/or lenders ceasing to participate in our revolving credit facility syndicate;

•
operating results that fall below market expectations or variations in our quarterly operating results;

•
loss of a major customer;

•
loss of a relationship with a partner;

•
the identification of and severity of environmental events and governmental and other third-party responses to the events; or

•
additions or departures of key personnel;

could trigger significant declines in the price of our common stock. For example, the market price of our common stock has been adversely affected by the recent significant declines in commodity prices. In addition, external events, such as news concerning economic conditions, counterparties to our natural gas or oil derivatives arrangements, changes in government regulations impacting the oil and natural gas exploration and production industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock, regardless of our operating performance. Furthermore, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally could affect the price of our common stock. Recently, the stock markets have experienced price and volume volatility that has affected many companies' stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These fluctuations may affect the market price of our common stock.

The concurrent convertible notes offering and sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock, including common stock issued upon conversion of our convertible notes, could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. In addition, we have agreed to issue a substantial number of shares of our common stock as partial consideration in the Delaware Basin Acquisition, and sales of those shares by the Sellers may have a similar effect. We, our directors and our executive officers have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, subject to certain exceptions. The underwriters may release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock or perceptions of such sales following the expiration of the 45-day period referred to above would have on the market price of our common stock.

The concurrent convertible notes offering may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the convertible notes. For example, the market price of our common stock could become more volatile and could be depressed by:

•
investors' anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the convertible notes;

•
possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in us than owning shares of our common stock; and

•
hedging or arbitrage trading activity that may develop involving the convertible shares and our common stock.

Investors in this offering may experience future dilution.

In addition to the concurrent convertible notes offering and the issuance of our shares in the Delaware Basin Acquisition, in order to raise additional capital, effect acquisitions, or for other purposes, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share of this offering. We have an effective shelf registration statement from which additional shares of common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in the concurrent convertible notes offering or any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in the concurrent convertible notes offering or future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

Our certificate of incorporation, bylaws and Delaware law contain provisions that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, including:

•
the organization of our board of directors as a classified board, which allows no more than one-third of our directors to be elected each year;

•
limitations on the ability of our shareholders to call special meetings; and

•
Delaware law prohibiting us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met.

Please read "Description of capital stock—Anti-takeover effects of Delaware law and provisions of the Company's certificate of incorporation and bylaws" in this prospectus supplement for more information about these provisions.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our revolving credit facility and the indenture governing our existing senior notes limit our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any debt agreements which we may enter into from time to time.

Equity compensation plans may cause a future dilution of our common stock.

To the extent options to purchase common stock and stock appreciation rights under our employee and directors equity compensation plans are exercised, or shares of restricted stock are issued based on satisfaction of vesting requirements, holders of our common stock will experience dilution.

As of June 30, 2016, there were 1,436,956 shares reserved for issuance under our equity compensation plans, of which 626,110 restricted shares have been granted and are subject to issuance in the future based on the satisfaction of certain time-based or market-based vesting criteria established pursuant to the respective awards. In addition, as of June 30, 2016, we had outstanding 270,309 stock appreciation rights.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our common stock.

It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of "United States real property interests" as defined in the applicable Treasury regulations. As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may be subject to U.S. federal income tax on gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain, and may be subject to a withholding tax. In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold and whether, at the time they dispose of their shares, our common stock is regularly traded on an established securities market within the meaning of the applicable Treasury regulations. So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S.

investor who has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor's holding period for its shares may be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA. See "Material United States federal income tax considerations to non-U.S. holders."

We have a substantial amount of debt, and the cost of servicing and risks related to refinancing that debt could adversely affect our business. Those risks would increase as a result of the concurrent convertible notes offering and if we incur more debt in the future.

We have a substantial amount of indebtedness and expect to incur more indebtedness as a result of the Proposed Debt Financings. As a result, a significant portion of our cash flows will be required to pay interest and principal on our indebtedness, and we may not generate sufficient cash flows from operations, or have future borrowing capacity available, to enable us to repay our indebtedness, or to fund other liquidity needs.

Servicing our indebtedness and satisfying our other obligations will require a significant amount of cash. Our cash flows from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to pay interest and principal on our indebtedness, including with respect to the concurrent convertible notes offering and the Proposed Debt Financings, and to satisfy our other obligations will depend on our future operating performance and financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions, including possibly depressed commodity pricing, and financial, business and other factors, many of which are beyond our control. In addition, we expect that some commercial lenders may look to reduce their exposure to exploration and production companies due to regulatory pressures they face and/or independent business considerations. This could adversely affect our liquidity and our ability to refinance our debt.

A substantial decrease in our operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and could require us to modify our operations, including by curtailing our exploration and drilling programs, selling assets, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We currently expect the indenture governing the new senior notes to include covenants generally similar to those of our existing senior notes, but the terms of the new senior note indenture have not been determined. In addition, the terms of future debt agreements may, and our existing debt agreements do, restrict us from implementing some of these alternatives. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value, in a timely manner or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service or other obligations then due. Because the cash required to service our indebtedness is not available to finance our operations and other business activities, our indebtedness limits our flexibility in planning for or reacting to changes in our business and the industry in which we operate and increases our vulnerability to economic downturns and sustained declines in commodity prices.

Use of proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $               million ($               million if the underwriters exercise their over-allotment option to purchase 975,000 additional shares of our common stock in full). We estimate that our net proceeds from our concurrent convertible notes offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $               million ($               million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering, the concurrent convertible notes offering, the Proposed Debt Financings and cash on hand to fund the Delaware Basin Acquisition and to pay related fees and expenses. If the Delaware Basin Acquisition is not completed for any reason, we intend to use the net proceeds from this offering and our concurrent convertible notes offering primarily for general corporate purposes. We expect that any Proposed Debt Financings composed of new senior notes will contain a special mandatory redemption feature requiring us to redeem those notes at a redemption price equal to the aggregate principal amount of those notes, plus accrued and unpaid interest to, but not including, the redemption date if the Delaware Basin Acquisition is terminated or not consummated on or prior to January 15, 2017 for any reason. Pending use of the proceeds as described above, we intend to invest the proceeds of this offering and the concurrent convertible notes offering in highly liquid cash equivalents or United States government securities. If the aggregate proceeds of this offering, the concurrent convertible notes offering and the Proposed Debt Financings exceed the amount necessary to fund the cash purchase price of the Delaware Basin Acquisition, we intend to use such excess proceeds for general corporate purposes.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering, the concurrent convertible notes offering and the Proposed Debt Financings in a manner other than as described in this prospectus supplement.

The following table outlines the sources and uses of funds for the Delaware Basin Acquisition. The table assumes that the Delaware Basin Acquisition and the financing transactions are completed simultaneously, but this offering and the concurrent offering of our convertible notes are expected to occur before completion of the Proposed Debt Financings and the Delaware Basin Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of funds		Uses of funds

Common stock offered hereby(1)	$400	Cash portion of purchase price	$915
Convertible notes offering(1)	$100	Transaction fees and expenses(2)	$39
Proposed Debt Financings(1)	$350
Cash on hand	$104

Total	$954	Total	$954

(1)    Before discounts, commissions and expenses and assumes no exercise of the underwriters' over-allotment option where applicable.

(2)    Includes discounts, commissions and estimated expenses of this offering, the concurrent convertible notes offering, direct acquisition related costs and the Proposed Debt Financings, excluding costs related to any offering of new senior notes.

Financing transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Delaware Basin Acquisition as described below. The completion of this offering is not contingent upon the completion of the concurrent convertible notes offering, the Proposed Debt Financings or the Delaware Basin Acquisition. Accordingly, even if the Delaware Basin Acquisition or the other financing transactions do not occur, the shares of our common stock sold in this offering will remain outstanding, and we will have broad discretion for the use of proceeds from this offering.

In addition, if the Delaware Basin Acquisition is not consummated, we do not expect any debt under the Proposed Debt Financings to be outstanding, other than potentially one or more series of new senior notes, which we would expect to contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date. In addition, any convertible notes issued in the concurrent convertible notes offering would remain outstanding and would not be subject to a similar mandatory redemption requirement. See "Use of proceeds."

Lastly, we cannot give any assurance that the concurrent convertible notes offering or any of the Proposed Debt Financings will be completed for the amount of proceeds contemplated or at all. The foregoing description and any other information regarding the securities to be offered in the concurrent convertible notes offering or any other offering or transaction is included herein solely for informational purposes and does not purport to be complete. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy any securities offered in any other offering.

Concurrent convertible notes offering

Concurrently with this offering of shares of our common stock, and subject to market conditions, we are offering $100 million aggregate principal amount of our convertible notes (or a total of $115 million aggregate principal amount if the underwriters in that offering exercise their over-allotment option to purchase additional convertible notes in full) in an underwritten public offering pursuant to a separate prospectus supplement.

The convertible notes are expected to mature on September 15, 2021, unless earlier repurchased or converted, and will pay interest semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2017, at a rate of         % per year. Prior to March 15, 2021, the convertible notes will be convertible only during certain periods and under certain circumstances. The convertible notes will be convertible at any time on or after March 15, 2021 until the close of business on the business day immediately preceding their maturity date. Upon conversion of a convertible note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. The initial conversion rate will be           shares of our common stock per $1,000 principal amount of convertible notes, equivalent to an initial conversion price of $              per share of our common stock, and will be subject to adjustment upon the occurrence of certain events.

We may not redeem the convertible notes prior to their maturity, and no sinking fund is provided for the convertible notes.

If we undergo a fundamental change (as defined in the prospectus supplement for the concurrent convertible notes offering), subject to certain conditions, holders may require us to repurchase for cash all or a portion of their convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Initially, the convertible notes will not be guaranteed by any of our subsidiaries. Under specified conditions, certain of our subsidiaries may be required to guarantee the convertible notes in the future. The convertible notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the convertible notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms such concurrent convertible notes offering will be completed. The closing of this offering is not conditioned upon the closing of the concurrent convertible notes offering, and the closing of our concurrent convertible notes offering is not conditioned upon the closing of this offering.

Proposed debt financings

We currently intend to obtain or otherwise incur approximately $350 million of indebtedness to fund the Delaware Basin Acquisition, and pay related fees and expenses, which we refer to as the "Proposed Debt Financings." We do not include the concurrent convertible notes offering as part of the Proposed Debt Financings. Subject to market conditions, we expect the Proposed Debt Financings to include a private offering of a series of new senior notes. We expect such new senior notes will mature in 2024 and that the indenture governing those notes will contain covenants generally similar to those in the indenture governing our existing senior notes. The terms of those notes may differ materially from our current expectations. In addition, we may elect not to pursue such an offering at all. We expect any such senior notes to contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date. If we deem it necessary or appropriate, the Proposed Debt Financings may also include a combination of borrowings under our revolving credit facility and/or drawings under the bridge facility or such financings may replace the offering of new senior notes. Depending on the components of Proposed Debt Financings ultimately chosen, the aggregate amount borrowed pursuant to those transactions may exceed $350 million.

Credit facility amendment

We recently completed on September 6, 2016 an amendment to our revolving credit facility, which we refer to as the "Credit Facility Amendment." The amendment, among other things, amends the revolving credit facility so as to permit the completion of the Delaware Basin Acquisition and, effective upon closing of the acquisition, adjusts the interest rate payable on amounts borrowed under the facility and increases the aggregate commitments under the facility from $450.0 million to $700.0 million (with the borrowing base remaining at $700.0 million).

Capitalization

The following table sets forth our capitalization and cash and cash equivalents position as of June 30, 2016 on:

•
an actual basis;

•
an as-adjusted basis to give effect to (i) the issuance and sale of 6,500,000 shares of our common stock in this offering for $400 million (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters' option to purchase additional shares) and (ii) the concurrent convertible notes offering for the principal amount of $100 million (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses; and

•
a pro forma as-further-adjusted basis to give further effect to (i) the $250 million increase in the commitments under our revolving credit agreement, (ii) fees associated with (but no borrowings under) the bridge facility contemplated in the Commitment Letter and other direct acquisition-related costs and (iii) the Delaware Basin Acquisition.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and "Use of proceeds" in this prospectus supplement. In addition, investors should not place undue reliance on the as-adjusted or as-further-adjusted pro forma information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below. In addition, the table does not reflect any of the Proposed Debt Financings other than, in the as-further-adjusted column, borrowings under the revolving credit facility.

	As of June 30, 2016
	Actual	As Adjusted	As Further Adjusted

	(unaudited; in thousands)
Cash and cash equivalents:	$109,099	$595,099	$6,577

Debt:
Existing indebtedness of PDC Energy, Inc.
7.75% senior notes due 2022(1)	$500,000	$500,000	$500,000
Convertible senior notes due 2021(2)(3)	—	100,000	100,000
Revolving credit facility(4)	—	—	350,000

Total debt	$500,000	$600,000	$950,000

Stockholders' equity:
Total PDC Energy, Inc. stockholders' equity	$1,424,565	$1,813,565	$2,393,639

Total capitalization	$1,924,565	$2,413,565	$3,343,639

(1)    Amount does not reflect unamortized debt issuance costs of $7.0 million.

(2)    Amount does not reflect estimated unamortized debt issuance costs of $3.0 million.

(3)    Convertible senior notes may be wholly or partially settled in cash and are required to be separated into liability and equity components, such that interest expense reflects the non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. The actual amount that we are required to repay is not affected by the separate balance sheet classifications, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize.

(4)   We had no outstanding balance on our revolving credit facility as of September 7, 2016. As of September 7, 2016 after giving effect to the increase in commitments contemplated by the Credit Facility Amendment, the amount of funds available under our revolving credit facility was $688.3 million. We may also fund a portion of the purchase price for the Delaware Basin Acquisition through a private offering of senior notes and/or drawings under the bridge facility, as described under "Financing transactions—Proposed debt financings."

Price range of our common stock

Our common stock is traded on The NASDAQ Global Select Market under the symbol "PDCE." The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	High	Low

January 1 - March 31, 2014	$64.27	$44.72
April 1 - June 30, 2014	70.44	56.88
July 1 - September 30, 2014	63.73	49.82
October 1 - December 31, 2014	50.95	27.91
January 1 - March 31, 2015	55.47	37.62
April 1 - June 30, 2015	61.41	51.01
July 1 - September 30, 2015	61.55	41.17
October 1 - December 31, 2015	64.99	52.46
January 1 - March 31, 2016	60.56	42.68
April 1 - June 30, 2016	65.86	51.92

The closing price of our common stock on The NASDAQ Global Select Market on September 7, 2016 was $65.25 per share.

As of September 6, 2016, there were 649 holders of record of our issued and outstanding common stock.

Dividend policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our revolving credit facility and the indenture governing our existing senior notes limit our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any debt agreements which we may enter into from time to time.

Description of capital stock

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 47,169,690 shares were issued and outstanding as of September 6, 2016, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof.

The following summary of the capital stock and the certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of the certificate of incorporation and bylaws, which are filed as exhibits to the documents incorporated by reference into this prospectus supplement.

Common stock

Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as may be otherwise provided in a preferred stock designation, holders of common stock have the exclusive right to vote for the election of directors.

Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Company's board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange or pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of common stock will be entitled to share ratably in the Company's assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred stock

The certificate of incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

The Company's board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. The Company currently does not have a stockholder rights plan and has not issued any shares of preferred stock.

Anti-takeover effects of Delaware law and provisions of the company's certificate of incorporation and bylaws

  Delaware law

Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

•
prior to such time, either the business combination or the transaction in which the stockholder became an interested stockholder was approved by the board of directors;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An "interested stockholder" is generally defined as a person or group that beneficially owns 15% or more of the corporation's outstanding common stock. A "business combination" includes a merger, consolidation, sale of assets or other transaction resulting in a financial benefit to the stockholder.

  Certificate of incorporation and bylaws

The certificate of incorporation and bylaws:

•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company's stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company's principal executive offices not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide that the authorized number of directors may be changed only by resolution of the board of directors and may not exceed a total of nine; and

•
provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors who may be elected by holders of preferred stock, if any.

Limitation of liability and indemnification matters

The certificate of incorporation limits the liability of the Company's directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.

Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•
for any breach of their duty of loyalty to the Company or its stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payment of dividends or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors pursuant to which is has generally agreed to provide indemnification and advancement to the directors to the maximum extent permitted by the DGCL.

Material United States federal income tax considerations to non-U.S. holders

The following summary is a description of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder's personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, or the federal income tax consequences to beneficial owners subject to special treatment under the federal income tax laws, such as:

•
dealers in securities;

•
certain electing traders in securities;

•
persons holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a straddle or synthetic security;

•
persons subject to the alternative minimum tax;

•
certain former citizens or long-term residents of the United States;

•
foreign governments or international organizations;

•
financial institutions;

•
controlled foreign corporations and passive foreign investment companies, and shareholders of such entities;

•
insurance companies;

•
entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•
pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

Non-U.S. Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. income tax laws or state and local tax laws that may be applicable to a particular investor and does not consider any aspects of U.S. federal estate or gift tax law.

You are a "non-U.S. holder" of our common stock if you are a beneficial owner of the stock and are not, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of the source of such income; or

•
a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences of such partnership and the partners in such partnership generally will depend on the status of each of the partners and the activities of the partnership. Partners of partnerships considering the purchase of our common stock are encouraged to consult with their independent tax advisors.

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Such a change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the conclusions described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU ARE ENCOURAGED TO CONSULT WITH AN INDEPENDENT TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME AND ESTATE TAX LAWS, AS WELL AS OTHER FEDERAL TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

Dividend distributions

Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder's conduct of U.S. trade or business. Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock (determined on a share by share basis), and, to the extent such distribution exceeds the non-U.S. holder's adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our common stock as described below under "Sale, Exchange or Other Taxable Disposition of Stock."

Under the terms of an applicable U.S. income tax treaty (if any), the withholding tax might not apply, or might apply at a reduced rate. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and disclosure requirements (generally by providing our paying agent or a relevant withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a non-U.S. holder's trade or business within the United States are not subject to U.S. federal withholding tax if such non-U.S. holder provides our paying agent or a relevant withholding agent with an IRS Form W-8ECI, but generally will be subject to U.S.

federal income tax on a net-income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income.

Sale, exchange or other taxable disposition of stock

Subject to the discussions below under "Information Reporting and Backup Withholding" and "Foreign Accounts," any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a United States real property holding corporation (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the non-U.S. holder's holding period for its shares of our common stock and, if shares of our common stock are "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax in the same manner as that of a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

It is likely that we are currently a USRPHC for U.S. federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market within the meaning of the applicable Treasury regulations, only a non-U.S. holder who holds or held more than 5% of our common stock at any time during the shorter of (i) the five year period preceding the date of disposition and (ii) the holder's holding period (a "greater-than-five percent shareholder") will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. Such a non-U.S. holder generally will be required to file a U.S. federal income tax return in respect of such gain. No withholding is required upon any sale or other taxable disposition of our common stock if it is regularly traded on an established securities market. If our common stock ceases to be regularly traded on an established securities market, a non-U.S. holder will be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding, generally at a rate of 15%, on the gross proceeds thereof, regardless of such non-U.S. holder's percentage ownership of our common stock.

Information reporting and backup withholding

We and other withholding agents must report annually to the IRS the amount of dividends or other distributions paid to non-U.S. holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides, under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding (the current rate of which is 28%) on reportable payments the non-U.S. holder receives on shares of our common stock if the non-U.S. holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also to backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder's status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Foreign accounts

Sections 1471 through 1474 of the Code (commonly referred to as "FATCA") generally impose a 30% withholding tax on "withholdable payments," which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock, and will apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019. Prospective non-U.S. holders should consult their own tax advisors with respect to the potential tax consequences of FATCA.

Underwriting

We will enter into an underwriting agreement with J.P. Morgan Securities LLC, as representative of the several underwriters. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of shares

J.P. Morgan Securities LLC

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares sold if any are purchased. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $              per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              .

Option to purchase additional shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, subject to the conditions contained in the underwriting agreement, to purchase up to 975,000 additional shares at the price per share set forth on the cover page of this prospectus supplement to cover over-allotments, if any.

No sales of similar securities

We, our executive officers and directors have agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus without first obtaining the written consent of J.P. Morgan Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant for the sale of any common stock,

•
lend or otherwise dispose of or transfer any common stock,

•
request or demand that we file a registration statement related to the common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lock-up provision does not apply to the issuance of convertible notes in the concurrent convertible notes offering.

NASDAQ Global Select Market Listing

The shares are listed on the NASDAQ Global Select Market under the symbol "PDCE."

Short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Electronic distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of the underwriters are lenders, and an affiliate of J.P. Morgan Securities LLC is the administrative agent, under our revolving credit facility. In addition, J.P. Morgan

Securities LLC served as our financial advisor in connection with the Delaware Basin Acquisition. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, has agreed to provide us with interim financing under the bridge facility described above under "Summary—Commitment letter." Further, J.P. Morgan Securities LLC is acting as the underwriter with respect to the concurrent convertible notes offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

A.     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Davis Graham & Stubbs LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the 2015 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated balance sheet of Arris Petroleum Corporation as at December 31, 2015 and the related audited consolidated statements of operations, stockholders' deficit and cash flows of Arris Petroleum Corporation incorporated in this prospectus supplement by reference to our Current Report on Form 8-K filed with the SEC on September 8, 2016 have been so incorporated in reliance upon the report of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent petroleum consultants

Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement and the accompanying prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott, an independent petroleum and natural gas consulting firm, and has been included and incorporated by reference into this prospectus supplement and the accompanying prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to the 2015 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, the information derived from the reports of Ryder Scott is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements. With respect to this prospectus supplement, the information derived from the reports of Ryder Scott is included under "Prospectus Supplement Summary" of this prospectus supplement.

Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement and the accompanying prospectus with respect to the natural gas and oil reserves of Arris Petroleum Corporation is from information provided by Cawley, Gillespie & Associates, Inc. an independent petroleum and natural gas consulting firm, and is incorporated by reference into this prospectus by reference to our Current Report on Form 8-K filed with the SEC on September 8, 2016 with the authority of said firm as experts with respect to the information provided.

Where you can find more information

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus supplement. As allowed by SEC rules, this prospectus supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

We also maintain an Internet website at www.pdce.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The following documents filed with the SEC are incorporated by reference herein:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•
The information in our Definitive Proxy Statement on Schedule 14A filed on April 20, 2015 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•
Our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2016 and June 30, 2016;

•
Our Current Reports on Form 8-K filed with the SEC on March 11, 2016, April 20, 2016, May 18, 2016, June 3, 2016, June 14, 2016, July 8, 2016, August 24, 2016 and September 8, 2016; and

•
All documents, or portions thereof, filed by us subsequent to the date of this prospectus supplement, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby.

Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. For information with regard to other documents incorporated by reference in the accompanying prospectus, see "Incorporation by Reference" in the accompanying prospectus.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus supplement) by writing or calling us at the following address and telephone number:

Investor Relations Department
Manager Investor Relations
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800
IR@pdce.com

Certain definitions

Bbl—One barrel of crude oil or NGL or 42 gallons of liquid volume.

Bcf—One billion cubic feet of natural gas volume.

Boe—Barrel of oil equivalent.

Completion—Refers to the installation of permanent equipment for the production of crude oil and natural gas from a recently drilled well or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

Horizontal drilling—A drilling technique that permits the operator to drill a horizontal well shaft from the bottom of a vertical well and thereby to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

MBbls—One thousand barrels of crude oil.

Mboe—One thousand barrels of crude oil equivalent.

Mcf—One thousand cubic feet of natural gas volume.

MMBoe—One million barrels of crude oil equivalent.

MMcf—One million cubic feet of natural gas volume.

Natural gas liquid(s) or NGL(s)—Hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs include ethane, propane, butane, and other natural gasolines.

Oil—Crude oil or condensate.

Operator—The individual or company responsible for the exploration, development and/or production of an oil or gas well or lease.

Proved developed reserves—The combination of proved developed producing and proved developed non-producing reserves.

Proved reserves—This term means "proved oil and gas reserves" as defined in SEC Regulation S-X Section 4-10(a) and refers to those quantities of crude oil and condensate, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Reserves—Estimated remaining quantities of crude oil, natural gas, NGLs and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering crude oil, natural gas, NGLs or related substances to market, and all permits and financing required to implement the project.

Working interest—An interest in a natural gas and crude oil lease that gives the owner of the interest the right to drill and produce natural gas and crude oil on the leased acreage. It requires the owner to pay its share of the costs of drilling and production operations.

PROSPECTUS

PDC Energy, Inc.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Debt Securities
Purchase Contracts
Units

        We may offer from time to time to sell common stock, preferred stock, either separately or represented by depositary shares, warrants, debt securities, and purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may be senior, senior subordinated or subordinated and may be secured or unsecured. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common stock or preferred stock or other of our securities or securities of one or more other entities. The securities covered by this prospectus may be offered and sold by us in one or more offerings.

        We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

        Our common stock is listed for trading on The NASDAQ Global Select Market® under the symbol "PDCE." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        Investing in these securities involves risks. See "Special Note on Forward-Looking Statements" beginning on page 2 of this prospectus and "Risk Factors" beginning on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2014 and "Risk Factors" in any prospectus supplement.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms "PDC," the "Company," "we," "us," and "our" refer to PDC Energy, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, "including" means including without limitation.

The date of this prospectus is June 8, 2015.

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website or at the offices of the United States Securities and Exchange Commission ("SEC") mentioned under the heading "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. To the extent that information in any prospectus supplement or the information incorporated by reference in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement or the information incorporated by reference into such prospectus supplement shall govern. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We are responsible only for the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front page of the document.

OUR COMPANY

        PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and natural gas liquids with primary operations in the Wattenberg Field in Colorado and the Utica Shale in southeastern Ohio. As of December 31, 2014, we owned an interest in approximately 2,900 gross producing wells, of which approximately 350 are horizontal.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at www.sec.gov or from our website at www.pdce.com. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.pdce.com. However, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We expect to file additional documents with the SEC in the future that will, when filed, update the current information included in or incorporated by reference into this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.

        We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (excluding, in each case, any portion of such document that may have been "furnished" but not "filed" for purposes of the Exchange Act) until we sell, or otherwise terminate the offering of, all of the securities that may be offered by this prospectus. We do not, however, incorporate by reference in this prospectus any documents or portions thereof, or any other information, that we furnish or are deemed to furnish, and not file, with the SEC in accordance with the SEC rules. The following documents have been filed by us with the SEC (File No. 000-07246) and are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 19, 2015;

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 7, 2015;

  •
  Our Current Reports on Form 8-K, filed with the SEC on March 23, 2015 and June 8, 2015;

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  Our Current Report on Form 8-K12B, filed with the SEC on June 8, 2015; and

  •
  The description of our capital stock contained in Amendment No. 1 to our Registration Statement on Form 8-A/A filed with the SEC on June 8, 2015.

        You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Investor Relations Department
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Exchange Act regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: estimated future production (including the components of such production), sales, expenses, cash flows and liquidity; estimated crude oil, natural gas and natural gas liquids ("NGLs") reserves; the impact of prolonged depressed commodity prices; anticipated capital projects, expenditures and opportunities; expected timing of additional drilling rigs; availability of sufficient funding for our capital program and sources of that funding; expected capital budget allocations; future exploration, drilling and development activities, including the number of drilling rigs we expect to run during and number of locations; capital efficiencies and per well reserves expected to be realized through drilling of extended length laterals, tighter frac spacing and cost reductions; our evaluation method of our customers' and derivative counterparties' credit risk; effectiveness of our derivative program in providing a degree of price stability; future horizontal drilling projects that are economically producible at certain commodity prices and costs; anticipated reductions in our cost structure; potential for future impairments; potential acquisitions of additional acreage and other future transactions; electronic, cyber or physical security breaches; the impact of high line pressures and the timing, availability, cost and effect of additional midstream facilities and services going forward; the expected NYMEX differential at our two primary sales hubs; compliance with debt covenants; expected funding sources for conversion of our 3.25% convertible senior notes due 2016; compliance with government regulations; impact of the Colorado task force on oil and gas regulation and potential future ballot initiatives and legislation; the borrowing base under our credit facility; impact of litigation on our results of operations and financial position; the adequacy of existing insurance to cover operating hazards and the availability of such insurance on a cost effective basis in the future; that we hold good and defensible title to our leasehold; that we do not expect to pay dividends in the foreseeable future; and our future strategies, plans and objectives.

        The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

        Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  changes in worldwide production volumes and demand, including economic conditions that might impact demand;

  •
  volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

  •
  impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

  •
  potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

  •
  changes in estimates of proved reserves;

  •
  inaccuracy of reserve estimates and expected production rates;

  •
  potential for production decline rates from our wells being greater than expected;

  •
  timing and extent of our success in discovering, acquiring, developing and producing reserves;

  •
  our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

  •
  availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

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  timing and receipt of necessary regulatory permits;

  •
  risks incidental to the drilling and operation of crude oil and natural gas wells;

  •
  our future cash flows, liquidity and financial condition;

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  competition within the oil and gas industry;

  •
  availability and cost of capital;

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  reductions in the borrowing base under our revolving credit facility;

  •
  our success in marketing crude oil, natural gas and NGLs;

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  effect of crude oil and natural gas derivatives activities;

  •
  impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

  •
  cost of pending or future litigation;

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  effect that acquisitions we may pursue have on our capital expenditures;

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  our ability to retain or attract senior management and key technical employees; and

  •
  success of strategic plans, expectations and objectives for our future operations.

        Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, and our other filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date hereof or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

        This list of factors is not exhaustive, and new factors may emerge or changes to these factors, which would have an impact on our business, may occur. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such factors are difficult to predict and may be beyond our control.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of our indebtedness, which we refer to collectively as "debt securities." This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and a trustee named in the prospectus supplement. We have summarized select portions of the form of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

        In this description, the words "PDC," "we," "us," and "our" refer only to PDC Energy, Inc., and not to any of our subsidiaries or affiliates. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities;

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  the extent, if any, to which the debt securities are subordinated in right of payment to our other indebtedness;

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  any provisions relating to any security provided for the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

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  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable and the regular record dates for interest payment dates;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

  •
  the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for our common stock or other securities of us or any other person;

  •
  the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

  •
  the applicability to the debt securities of the provisions described in "-Defeasance" below.

        We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

        If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

        Unless otherwise indicated in an applicable prospectus supplement:

  •
  the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

  •
  payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

  •
  by the depositary to a nominee of the depositary;

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  by a nominee of the depositary to the depositary or another nominee of the depositary;

  •
  by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

  •
  in any other circumstances described in an applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

        Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.

Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the applicable indenture.

        We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the applicable indenture:

  •
  the applicable depositary would authorize its participants to give the notice or take the action; and

  •
  the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

        Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants

        Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

        Paying Agents, Etc.    If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

        Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that our board of directors determines that the preservation thereof no longer is desirable in the conduct of our business.

        Restrictive Covenants.    Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

        When we use the term "Event of Default" with respect to debt securities of any series, we generally mean:

  1.
  We default in the payment of any interest on any debt security of that series when due, which default continues for 30 days;

  2.
  We default in the payment when due of the principal of or premium, if any, on any debt security of that series when due;

  3.
  We default in the deposit of any sinking fund payment when due, if applicable;

  4.
  We default in the performance, or breach, of certain of our covenants set forth in the applicable indenture, such as covenants relating to:

  •
  the requirement that we maintain an office in the United States where debt securities of that series may be presented or surrendered for payment and registration of transfer or exchange and where notices and demands may be served upon us in respect of debt securities of that series and the applicable indenture,

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  the requirement to hold in trust funds for payments with respect to debt securities of that series if we act as paying agent with respect to debt securities of that series, and

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  the requirement that PDC and any guarantor deliver to the trustee an officer's certificate relating to compliance with conditions and covenants of the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 90 days after written notice thereof has been given to us as provided in the indenture;

  5.
  We default in the performance, or breach, of any other of our covenants in the applicable indenture (other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 180 days after written notice thereof has been given to us as provided in the applicable indenture;

  6.
  Specified events of bankruptcy, insolvency, or reorganization involving us or certain of our subsidiaries; and

  7.
  Any other Event of Default provided with respect to debt securities of that series issued under the applicable indenture.

        Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that other than in the case of a default of the character contemplated in clause (1) or (2) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

        If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "-Modification and Waiver" below.

        Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the applicable indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder unless:

  •
  the holder has previously given to the trustee written notice of a continuing Event of Default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

  •
  the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

  •
  the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

  •
  the trustee has failed to institute the proceeding within 60 calendar days.

        However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

        We may be required to furnish to the trustee annually a statement as to our performance of our obligations under the applicable indenture and as to any default in our performance.

        Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

        In general, modifications and amendments of an indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of an indenture may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of, or any installment of principal of, or interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

  •
  reduce the percentage in principal amount of debt securities of any series required for modification or amendment of applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

        The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

  •
  a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

  •
  a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Defeasance

        Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

  1.
  will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

  2.
  will be released from our obligations to comply with certain covenants described under "—Certain Covenants" above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (7) under "—Events of Default" above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

        Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indentures, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (5) under "—Events of Defaults" above.

        In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

  •
  no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under an indenture shall have occurred and be continuing on the date of such deposit;

  •
  no Event of Default described in clause (7) under "—Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (7) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

  •
  in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

  •
  in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

        If we fail to comply with our remaining obligations under an indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

        We, at our option, may satisfy and discharge an indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

  •
  either:

  1.
  all of our debt securities previously authenticated and delivered under the applicable indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

  2.
  all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable by us under the applicable indenture; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the applicable indenture have been satisfied.

Limitations on Merger and Other Transactions

        Prior to the satisfaction and discharge of an indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

  •
  either:

  1.
  we are the continuing or surviving person in the consolidation or merger; or

  2.
  the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the applicable indenture;

  •
  immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

  •
  an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

        The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

        The indenture, and the debt securities issued thereunder will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        The indenture contains specified limitations on the rights of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the applicable indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee's rights as our creditor will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

  •
  specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

  •
  the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

        The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 40,022,529 shares were issued and outstanding as of March 31, 2015, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof.

        The following summary of the capital stock and the Certificate of Incorporation and Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of the Certificate of Incorporation and Bylaws, which are filed as exhibits hereto.

Common Stock

        Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as may be otherwise provided in a preferred stock designation, holders of common stock have the exclusive right to vote for the election of directors.

        Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Company's board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange or pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of common stock will be entitled to share ratably in the Company's assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The Certificate of Incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

        The Company's board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. The Company currently does not have a stockholder rights plan utilizing preferred stock and has not issued any shares of preferred stock. However, as described under "—Stockholder Rights

Plan," the Company currently has a stockholder rights plan that provides for the issuance of common stock in certain circumstances.

Anti-Takeover Effects of Provisions of the Company's Certificate of Incorporation, Bylaws, Delaware Law and Stockholder Rights Plan

        Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws and the Company's stockholder rights plan contain provisions that could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or to remove its incumbent directors. These provisions may also have the effect of preventing changes in the Company's management. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may consider to be in their best interest, including transactions that would result in a premium being paid over the then-current market price for the Company's shares.

  Delaware Law

        Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to such time, either the business combination or the transaction in which the stockholder became an interested stockholder was approved by the board of directors;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        An "interested stockholder" is generally defined as a person or group that beneficially owns 15% or more of the corporation's outstanding common stock. A "business combination" includes a merger, consolidation, sale of assets or other transaction resulting in a financial benefit to the stockholder.

  Certificate of Incorporation and Bylaws

        The Certificate of Incorporation and Bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company's stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company's principal executive offices not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors and may not exceed a total of nine; and

  •
  provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any.

  Stockholder Rights Plan

        In September 2007, the Company's board of directors adopted a rights agreement, which we call the stockholder rights plan, between the Company and Computershare Trust Company, N.A., successor rights agent to Transfer Online, Inc., as rights agent, and declared a dividend of one right to purchase one share of the Company's common stock for each outstanding share of common stock. Each right entitles the registered holder, after the occurrence of a "Distribution Date" as defined in the stockholder rights plan and described below, to exercise the right to purchase from the Company one share of common stock at an exercise price of $240, subject to adjustment.

        The rights are not exercisable until a Distribution Date, which will occur on the earlier of:

  •
  the tenth day after a person or group of affiliated or associated persons publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Company's outstanding common stock (such a person or group being referred to as an "acquiring person"); or

  •
  10 days, or such later date as the Company's board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

        The Company is entitled to redeem the rights in exchange for a payment (currently $0.01 per right, but subject to possible adjustment) at any time prior to the earlier to occur of:

  •
  a person becoming an acquiring person; or

  •
  the expiration of the rights.

        If a person becomes an acquiring person, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of the Company's common stock or, if certain transactions involving an acquisition of the Company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $480, but subject to possible adjustment). Holders of shares of the Company's common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the Company. The rights under the stockholder rights plan expire on September 11, 2017, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

        The Company is entitled to amend the rights, without restriction and without the approval of any holders of shares of the Company's common stock, at any time or from time to time until the rights expire or a person becomes an acquiring person. After that point, the Company's ability to amend the rights is subject to specified restrictions.

Limitation of Liability and Indemnification Matters

        The Certificate of Incorporation limits the liability of the Company's directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to the Company or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        The Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors pursuant to which is has generally agreed to provide indemnification and advancement to the directors to the maximum extent permitted by the DGCL.

Transfer Agent

        The transfer agent for our common stock is Computershare Limited.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, number or principal amount and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

  •
  the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

  •
  the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  •
  the identity of the warrant agent;

  •
  the maximum or minimum number of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number or amount of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or other property. The price per share of preferred stock or common stock or price of other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, common securities, warrants or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders, or may require holders to make periodic payments to us, and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder's obligations in a specified manner that we will describe in the applicable prospectus supplement which we file with the SEC in connection with a public offering relating to the purchase contracts.

        The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

  •
  whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

        We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of each unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

        The applicable prospectus supplement will describe the terms of any units in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

SELECTED FINANCIAL DATA

	Three Months Ended / As of March 31, 2015
		Year Ended/As of December 31,
		2014	2013	2012	2011	2010
	(in millions, except per share data and as noted)
Statement of Operations (From Continuing Operations):
Crude oil, natural gas and NGLs sales	$74.1	$471.4	$340.8	$228.0	$216.1	$144.8
Commodity price risk management gain (loss), net	66.7	310.3	$(23.9)	29.3	39.4	59.4
Total revenues	144.6	856.2	392.7	307.1	323.3	274.8
Income (loss) from continuing operations	17.1	107.3	(21.1)	(19.4)	23.2	23.8
Earnings per share from continuing operations:
Basic	$0.47	$3.00	$(0.65)	$(0.70)	$0.98	$1.23
Diluted	0.46	2.93	(0.65)	(0.70)	0.97	1.21
Statement of Cash Flows:
Net cash from:
Operating activities	$81.9	$236.7	$159.2	$174.7	$166.8	$151.8
Investing activities	(176.1)	(474.1)	(217.1)	(451.9)	(456.4)	(300.9)
Financing activities	145.6	60.3	248.7	271.4	243.4	171.5
Capital expenditures	176.1	628.6	394.9	347.7	334.5	162.7
Acquisitions of crude oil and natural gas properties	—	—	9.7	312.2	145.9	158.1
Balance Sheet:
Total assets	$2,455.1	$2,340.6	$2,025.2	$1,826.8	$1,698.0	$1,389.0
Working capital	125.0	30.3	112.4	(31.4)	(22.0)	16.2
Long-term debt	610.0	664.9	605.0	676.6	532.2	295.7
Total equity	1,360.2	1,137.4	967.6	703.2	664.1	642.2
Pricing and Lease Operating Expenses From Continuing Operations (per Boe):
Average sales price (excluding net settlements on derivatives)	$25.60	$50.72	$52.23	$46.85	$49.97	$43.38
Average lease operating expenses	5.46	4.36	4.78	4.57	4.56	3.97
Production (MBoe):
Production from continuing operations	2,894.6	9,294.4	6,524.7	4,866.5	4,324.4	3,336.6
Production from discontinued operations	—	1,093.0	2,032.6	3,458.7	3,596.3	3,102.8

Total production	2,894.6	10,387.4	8,557.3	8,325.2	7,920.7	6,439.4

Total proved reserves (MMBoe)(1)(2)(3)		250.1	265.8	192.8	169.3	143.4

(1)
Includes total proved reserves related to our Marcellus Shale and shallow Upper Devonian Appalachian Basin assets of 40 MMBoe, 30 MMBoe, 22 MMBoe and 11MMBoe as of December 31, 2013, 2012, 2011 and 2010, respectively.

(2)
Includes total proved reserves related to our Piceance Basin and NECO assets of 14 MMBoe, 59 MMBoe, and 76 MMBoe as of December 31, 2012, 2011 and 2010, respectively.

(3)
Includes total proved reserves related to our Permian Basin assets of 11 MMBoe and 5 MMBoe as of December 31, 2011 and 2010, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratio of earnings to fixed charges for each of the five years ended December 31, 2014, 2013, 2012, 2011 and 2010. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes minus income from equity investees plus distributed earnings from equity investees and fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

		Year Ended December 31,
	Three Months Ended March 31, 2015
		2014	2013		2012		2011	2010
Ratio of Earnings to Fixed Charges	2.9x	4.3x	0.4x	(a)	0.4x	(a)	1.9x	2.0x

(a)
For the years ended December 31, 2013 and 2012, earnings were insufficient to cover total fixed charges by $33.6 million and $30.7 million, respectively.

USE OF PROCEEDS

        We intend to use the net proceeds from the securities offered by this prospectus for general corporate purposes, which may include the acquisition of producing properties and other assets, the repayment of our outstanding indebtedness, working capital, or for any other purposes as may be described in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to purchasers;

  •
  through agents;

  •
  to or through underwriters or dealers;

  •
  through a combination of these methods; or

  •
  in any other manner permitted by law.

        Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds to the issuer(s) from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  •
  sell securities short and redeliver such shares to close out our short positions;

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus;

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the terms of the offering;

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  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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  any delayed delivery arrangements;

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  any initial public offering price;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than our common stock which is listed on The NASDAQ Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position.

"Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, or FINRA, participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with applicable FINRA Rules.

CERTAIN LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Davis Graham & Stubbs LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM CONSULTANTS

        Certain information contained in the documents we incorporate by reference in this prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott Company, LP, an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

6,500,000 shares

PDC Energy, Inc.

Common stock

Prospectus supplement

J.P. Morgan

     , 2016